THIRD AMENDMENT
                                          TO
                   COMDIAL CORPORATION 1992 STOCK INCENTIVE PLAN



     THIS THIRD AMENDMENT to the Comdial Corporation 1992 Stock Incentive Plan (the "Plan") is made effective as of February 6, 1996, pursuant to the authority under Section 12 of the Plan for the Board of Directors to amend the Plan.

      Section 4 of the Plan is amended by deleting the entirety thereof and substituting the following:

        4. Stock. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 1,550,000 shares of Company Stock, which shall be authorized, but unissued shares. The 1,550,000 shares reserved for issuance under the Plan include (a) 21,230 shares allocable to options or portions thereof granted under the 1979 Long-Term Incentive Plan of Comdial Corporation (the 1979 Plan) that are expected to expire or terminate unexercised, (b) 180,250 shares that are available for the grant of options under the 1982 Long-Term Incentive Plan of Comdial Corporation (the 1982 Plan) that will not be granted, and (c) 388,738 shares allocable to options or portions thereof granted under the 1982 Plan that expire or otherwise terminate unexercised. Shares allocable to options awarded under the 1979 Plan, the 1982 Plan, or under this Plan, that expire or terminate unexercised may be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an existing Incentive Award. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall, if permissible under Rule 16b-3, include the number of shares surrendered by an optionee or retained by the Company in payment of federal and state income tax withholding liabilities upon exercise of a Nonstatutory Stock Option, or the award of Restricted Stock or Incentive Stock."

      Section 8 of the Plan is amended by adding a new subparagraph (f) at the end thereof, as follows:

          (f) Except as provided in Section 8(e), the Committee may at any time, in its sole discretion, accelerate the time at which any Option shall become exercisable.


     IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of February 6, 1996, the date on which the Board of Directors amended the Plan.




                                          COMDIAL CORPORATION



                                           BY:  \S\ WAYNE R. WILVER
                                                 WAYNE R. WILVER
                                                 SENIOR VICE PRESIDENT